Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Funds Trust comprised of Scudder Short Term Bond Fund, of our report dated February 11, 2000, on the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to the Shareholders of Scudder Short Term Bond Fund, which are also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 10, 2000